Unitholders and associates are encouraged to submit comments to USDA

Proposed GIPSA Rule
Remains a Concern to USPB

USPB’s management has spent considerable time and enlisted legal and governmental expertise to thoroughly analyze the USDA’s Grain Inspection, Packers and Stockyards Administration’s (GIP-SA) proposed rule on livestock marketing. “We continue to be concerned about how this proposed rule would impact our company, its producers and our consumer customers,” explains CEO Steve Hunt.

“Recently, some special interest groups have provided opinions on how the USDA’s proposed GIPSA rule would impact our company and its unitholders and associates,” he says. “We have communicated with the USDA concerning the analysis by one special interest group that is inaccurate and inappropriate given it does not have all the facts and circumstances concerning our company, nor does it represent U.S. Premium Beef or its producers.

“This rule potentially presents one of the most significant changes in our industry’s recent history,” Hunt adds. “The USDA has wisely allowed our industry more time to analyze the impact of this proposed rule on producers and consumers alike by extending the comment period to November 22, 2010. We encourage you to act now.”

To submit a comment, go to USPB’s web page at www.uspremium-beef.com. On the opening page, select “Post Comment at USDA”, found at the bottom of the Welcome section. This will open a page where you must complete the requested information prior to submitting the comment. All comments are publicly disclosed.

If you would like to, please reference the concerns outlined in the letter we sent to you on August 5. If you no longer have that letter and would like a copy sent to you, please call our office at 866-877-2525. Additionally, contact by phone, members of Congress, agricultural trade organizations and others who have a stake in our industry to make them aware of your concerns and encourage them to provide comments as well. w

Unitholders Can Put FY 2011 Delivery
Rights on Lease List Starting Aug. 16

USPB will begin accepting requests from unitholders to lease out fiscal year 2011 delivery rights on August 16, 2010. If you want to have USPB assist you in leasing out your delivery rights during fiscal year 2011, please contact our office for a Delivery Authorization form. w

Encourages producers to age and source verify calves

USPB ASV Premium Remains At
$35 Per Head Through May 2011

USPB will pay a $35 per head Age and Source Verification (ASV) premium through May 2011. The ASV premium is reviewed each year based on market conditions and has been at this level for more than two years. This premium is dependent upon the Japanese trade remaining open to U.S. beef products and our plants continuing to be approved to export to Japan. However, even if the border opens to product from cattle under 30 months of age, instead of the current 20 months or younger, USPB’s commitment to pay $35 per head will remain on age verified cattle 20 months or younger through May 2011.

To help National Beef more efficiently market age and source verified (ASV) product to Japan, USPB will need to provide an estimate of the number of ASV cattle our producers will deliver. This information will also help our company prepare operationally for the seasonal peak in ASV deliveries.

Please call our office at 866-877-2525 as soon as possible to let us know the approximate number of ASV cattle you, or your feedyard, plan on delivering as they are placed on feed to ensure that your cattle have a “reservation” for our ASV program. w

Send in a new delivery schedule if you want to make changes

Fiscal Year 2011 Delivery Schedules Are Due

USPB mailed new Delivery Period Preference Forms (delivery schedule) to all unitholders on August 1. USPB unitholders who want to make changes to their fiscal year 2011 delivery schedule should complete the new schedule and return it to our office. If you do not want to make changes from your fiscal year 2010 delivery schedule, no action is necessary on your part.

USPB has the right to consider and approve any requested delivery period changes in order to insure an even flow of cattle to our processing plants throughout the year.

USPB’s Board of Directors has set the mini-

...continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

BENCHMARK PERFORMANCE DATA TABLE

Three Board positions up for election

USPB Annual Meeting
Set For Kansas City

U.S. Premium Beef’s fiscal year 2010 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton (located at 8801 NW 112th Street) on December 8. In addition to reports from CEO Steve Hunt on USPB’s fiscal year results, attendees will hear from National Beef CEO Tim Klein on National Beef’s fiscal year results.

This year, three positions on USPB’s Board of Directors will be up for election. Chairman Mark Gardiner, Ashland, KS, Secretary Joe Morgan, Scott City, KS, and Doug Laue, Council Grove, KS, currently hold these seats on the Board. All three have indicated they will seek re-election for another three year term.

Unitholders who want information on becoming a candidate for USPB’s Board should contact Nominating Committee Chairwoman Mary Ann Kniebel at 785-349-2821 or the USPB office at 866-877-2525. Applications are due September 9, 2010.

Members wanting to make hotel reservations to attend the annual meeting should call the Hilton at 816-891-8900 and tell them they are with the “U.S. Premium Beef group”. The USPB rate is $99 plus tax per night. w

Fiscal Year 2011 Delivery Schedules...                        continued from page 1

mum delivery requirement at 90 percent of the number of Class A units owned by each unitholder. The non-delivery penalty remains at $13 per delivery right. Non-delivery penalties will be assessed on delivery rights not delivered upon below the 90 percent requirement. w

Did You Know...

✓The easiest, most efficient way to receive settlement sheets and other USPB communications is via email. If you are not currently receiving USPB information electronically, please send your address to us at uspb@uspb.com. If you do not have an email address we encourage you to consider getting one so you can receive our communications sooner and more efficiently. w

Base Grid Cattle Harvested in KS Plants 7/04/10 to 7/31/10
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.10	64.46
Prime	2.80	5.42
CH & PR	72.40	85.58
CAB	22.71	37.27
BCP	12.97	15.49
Ungraded	1.61	0.62
Hard Bone	0.38	0.02
YG1	10.32	5.13
YG2	40.32	34.77
YG3	40.97	49.79
YG4	7.86	9.83
YG5	0.53	0.47
Light Weight	0.46	0.27
Heavy Weight	1.54	1.36
Average Grid Premiums/Discounts ($/Head)
QualityGrade	$24.24	$43.61
Yield Benefi t	$12.98	$19.39
Yield Grade	-$2.82	-$4.64
Out Weight	-$2.54	-$2.12
Steer/Heifer	$1.23	$1.64
ASV	$11.45	$28.72
Natural	$1.03	$3.41
Total Premium	$45.57	$90.01
USPB Non-Conditional Unit Trade Report
Linked Class A & Class B Units	FY 2010 Trades	Most Recent Trades–Oct. 2009
# Units Traded	3,800	800
Avg. Price/Unit	$153.82	$149.38